Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2017, with respect to the consolidated financial statements in the Annual Report of PAVmed Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of PAVmed Inc. on Form S-1 (File No. 333-214288).

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

February 16, 2017